NEWS
For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.394.5248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.394.5155 cgraham@orcc.com

ONLINE RESOURCES TO ACQUIRE INCURRENT SOLUTIONS, INC.

MCLEAN, Va., October 18, 2004 – Online Resources Corp. (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today announced that it has entered into a definitive agreement to acquire Incurrent Solutions, Inc., for $15 million in cash and stock. Located in Parsippany, New Jersey, Incurrent is the foremost Internet application service provider (ASP) to the credit card issuer industry.

Incurrent, which was recently recognized as one of the nation’s top 25 fastest-growing privately held technology companies by Forbes magazine, provides a web-based suite of cardmember care services, which are branded to its credit card issuer clients. Clients include bank card issuers such as National City Bank, co-branded bank card issuers such as Target and business card issuers such as MBNA. Clients also include card processors such as Fiserv, a leading provider of private label card processing services, and Certegy, a leading provider of issuer processing services to community banks and credit unions. Incurrent’s continuing clients serve approximately 30 million cardholders, of which 1.7 million are enrolled to use Incurrent’s service to access their accounts online.

Online Resources intends to bring its patented real-time payments and consumer marketing capabilities together with Incurrent’s wide distribution and vertical market expertise in card-based financial services. The combined company also expects to invest in expanding sales of Incurrent’s new collections and transaction inquiry products enhanced with Online Resources’ payments technology.

“Incurrent presents an appealing consolidation opportunity for Online Resources, with attractive upside at reasonable risk, in a complementary vertical market,” stated Matthew P. Lawlor, chairman and chief executive officer of Online Resources.

Lawlor elaborated, “Incurrent is effectively Internet banking to credit card issuers, just as we are to depository banks and credit unions. Understanding this market, we believe there is an excellent opportunity to tightly integrate our payments and marketing capabilities. We have great confidence in Incurrent’s leadership. Together, over time, we look forward to achieving powerful product synergies and distribution.”

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David J. Hickey, Incurrent’s chief executive officer, added, “Online Resources’ exceptional payments and relationship marketing capabilities, its strong financial standing, and our similar cultures and ASP business models make for an excellent business combination. We are very excited to join Online Resources and look forward to taking our products and services to new markets and higher levels of success.”

Financial Highlights and Business Outlook
The $15 million purchase price for Incurrent includes $8 million in cash and 1,000,000 shares of Online Resources common stock. The stock has been valued at $7.00 per share for purposes of the transaction. Based on the $7.30 closing price of Online Resources stock on Friday, October 15, 2004, these shares would be valued at $7.3 million. These shares represent 5.2% dilution based on the Company’s 18,186,357 shares currently outstanding. The acquisition is subject to approval by Incurrent’s shareholders and is expected to close by early December.

Incurrent has approximately $7 million in annual revenue from continuing clients. It currently operates at approximately EBITDA breakeven, defined as earnings before taxes, interest, depreciation and amortization. Online Resources expects that the Incurrent business will continue to operate at EBITDA breakeven for full year 2005 and that it will become accretive during that year. Online Resources will provide 2005 guidance that includes the acquisition of Incurrent after the closing of the transaction.

Conference Call and Web Cast
Online Resources management will host a conference call to discuss the pending acquisition today at 4:00 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call also will be available through “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback beginning 8:00 p.m. ET on October 18. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 1623923. For web cast replay, go to the “Investors” section of www.orcc.com.

About Incurrent Solutions
Founded in 1997, Incurrent (www.incurrent.com) is among the most widely adopted credit card banking systems in use today. Incurrent develops and operates advanced online products for financial institutions in the global payment card industry, including issuers of consumer, small business, purchasing card, corporate T&E, and private label cards. These products are used directly by cardmembers, commercial clients, and issuer employees. Incurrent’s products enhance all aspects of the relationship with the cardholder: from account development and servicing to loss prevention.

About Online Resources
Online Resources powers Internet financial services for 700 firms nationwide. The Company’s account presentation, payment and relationship marketing services are branded to its client banks, credit unions and payment acquirers. The Company annually processes over 100 million transactions and $10 billion in payments for one million consumer end-users. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) has been widely recognized as one of the nation’s fastest growing technology firms.

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This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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